The Mexico Fund, Inc.

CONTACT:	Eduardo Solano
Investor Relations
Vice President
The Mexico Fund, Inc.
011-52-55-5282-8900

FOR IMMEDIATE RELEASE	CONTACT:	Patricia Baronowski
The Altman Group
212-400-2604

THE MEXICO FUND, INC FORMALLY APPROVES

MANAGED DISTRIBUTION PLAN AND

DECLARES DIVIDEND DISTRIBUTION – ANTICIPATES ANNUALIZED DISTRIBUTION IN FIRST YEAR OF AT LEAST 12% OF FUND NET ASSET VALUE

Washington, D.C., September 4, 2008 -- The Mexico Fund, Inc. (NYSE: MXF) announced today that it has received authorization from the Securities and Exchange Commission (SEC) which permits the Fund to distribute long-term capital gains to stockholders more than once per year. Accordingly, the Board of Directors has formally approved the implementation of a Managed Distribution Plan (MDP) to make quarterly cash distributions to stockholders of 3% of the Fund’s net asset value (NAV) per share as of the end of the previous calendar year, for an equivalent of at least 12% of NAV per year. The MDP will be subject to regular periodic review by the Fund’s Board of Directors.

For the remainder of fiscal 2008, the Fund will use as a reference for the MDP the NAV per share on July 31, 2008. Accordingly, the first dividend distribution of $1.13 per share, equivalent to 3% of the Fund’s NAV per share on July 31, 2008, will be paid in cash on September 24, 2008 to stockholders of record on September 15, 2008. It is estimated that this dividend distribution will be fully comprised of long-term capital gains. The tax characteristics of all distributions to Fund stockholders cannot be determined until the end of each calendar year and will be included in an annual report to stockholders on Form 1099-DIV.

The Fund intends to make additional dividend distributions, each in the amount of $1.13 per share, during November 2008 and January 2009. Thereafter, the Fund intends to pay quarterly dividend distributions during the months of April, July, October and January. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s exemptive order.

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For further information, contact the Fund’s Investor Relations office at 011-52-55-5282-8900, or by email at investor-relations@themexicofund.com.

www.themexicofund.com

The Mexico Fund, Inc. is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Mexico Fund or any other person that the events or circumstances described in such statement are material.

END OF PRESS RELEASE